                                  Exhibit 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

                                     AMONG

                  U.S. LIQUIDS/RECLAIM ACQUISITION CORPORATION

                                U S LIQUIDS INC.

                                      AND

                          RE-CLAIM ENVIRONMENTAL, INC.

                                      AND

               JOHN E. TUMA, DUANE S. HERBST, A. TRAVIS CAMPBELL,
                   RUSSELL REICHERT, KENNETH B. HOLMES, JR.,
                 R.L. SMOTHERS, AND RAINBOW INVESTMENTS COMPANY

                               TABLE OF CONTENTS

SECTION                                                                    PAGE
-------                                                                    ----
1.  THE MERGER; DELIVERY OF SHARES; ENDORSEMENT OF COMPANY STOCK . . . . . .  2
    1.1  ARTICLES OF MERGER. . . . . . . . . . . . . . . . . . . . . . . . .  2
    1.2  ARTICLES OF INCORPORATION AND BYLAWS. . . . . . . . . . . . . . . .  2
    1.3  CAPITALIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . .  3
    1.4  EFFECT OF MERGER. . . . . . . . . . . . . . . . . . . . . . . . . .  3
    1.5  DELIVERY OF SHARES. . . . . . . . . . . . . . . . . . . . . . . . .  4
    1.6  ENDORSEMENT OF COMPANY STOCK. . . . . . . . . . . . . . . . . . . .  4

2.  CONVERSION AND EXCHANGE OF STOCK . . . . . . . . . . . . . . . . . . . .  4
    2.1  CONVERSION OF STOCK . . . . . . . . . . . . . . . . . . . . . . . .  5
    2.2  AGREED VALUE OF PARENT STOCK. . . . . . . . . . . . . . . . . . . .  5
    2.3  ASSUMPTION OF DEBT. . . . . . . . . . . . . . . . . . . . . . . . .  5
    2.4  ADJUSTMENT TO PURCHASE PRICE. . . . . . . . . . . . . . . . . . . .  6

3.  TITLE ASSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
    3.1  OWNERS TITLE POLICY . . . . . . . . . . . . . . . . . . . . . . . .  7
    3.2  PERMITTED ENCUMBRANCES. . . . . . . . . . . . . . . . . . . . . . .  8
    3.3  SURVEY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

4.  CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

5.  REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS AND COMPANY.. . . . . . .  9
    5.1  ORGANIZATION; AUTHORITY . . . . . . . . . . . . . . . . . . . . . . 10
    5.2  STOCK OWNERSHIP; ABSENCE OF ADVERSE CLAIMS. . . . . . . . . . . . . 10
    5.3  CAPITALIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . 10
    5.4  PREDECESSOR ENTITIES; TRADE NAMES . . . . . . . . . . . . . . . . . 11
    5.5  NO SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . . . . . 12
    5.6  FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . 12
    5.7  NON-BALANCE SHEET LIABILITIES . . . . . . . . . . . . . . . . . . . 13
    5.8  ACCOUNTS RECEIVABLE . . . . . . . . . . . . . . . . . . . . . . . . 14
    5.9  PROPRIETARY RIGHTS; ENVIRONMENTAL DOCUMENTS . . . . . . . . . . . . 14
    5.10 REAL PROPERTY; REPORTING. . . . . . . . . . . . . . . . . . . . . . 15
    5.11 PERSONAL PROPERTY; NEW PROJECTS . . . . . . . . . . . . . . . . . . 17
    5.12 CONTRACTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    5.13 INSURANCE POLICIES. . . . . . . . . . . . . . . . . . . . . . . . . 19
    5.14 DIRECTORS, OFFICERS AND EMPLOYEES; COMPENSATION . . . . . . . . . . 19
    5.15 EMPLOYEE PLANS. . . . . . . . . . . . . . . . . . . . . . . . . . . 19
    5.16 COMPLIANCE WITH ERISA . . . . . . . . . . . . . . . . . . . . . . . 20
    5.17 COMPLIANCE WITH LAW; NO CONFLICTS . . . . . . . . . . . . . . . . . 21
    5.18 TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    5.19 LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

SECTION                                                                    PAGE
-------                                                                    ----
    5.20 ABSENCE OF PRICE RENEGOTIATION CONTRACTS. . . . . . . . . . . . . . 23
    5.21 CONDUCT OF BUSINESS SINCE BALANCE SHEET DATE. . . . . . . . . . . . 23
    5.22 BANK ACCOUNTS; DEPOSITORIES . . . . . . . . . . . . . . . . . . . . 24
    5.23 HAZARDOUS MATERIALS . . . . . . . . . . . . . . . . . . . . . . . . 25
    5.24 STORAGE TANKS . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    5.25 ABSENCE OF CERTAIN BUSINESS PRACTICES . . . . . . . . . . . . . . . 26
    5.26 COMPLETE DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . . . 26

6.  REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT.. . . . . . . . . . . 27
    6.1  CORPORATE ORGANIZATION. . . . . . . . . . . . . . . . . . . . . . . 27
    6.2  CORPORATE AUTHORITY . . . . . . . . . . . . . . . . . . . . . . . . 27
    6.3  NO CONFLICTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
    6.4  BINDING AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . 28
    6.5  SEC FILINGS AND FINANCIAL INFORMATION . . . . . . . . . . . . . . . 28
    6.6  FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . 28
    6.7  TAXATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
    6.8  PARENT STOCK. . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
    6.9  FINANCIAL AND BUSINESS. . . . . . . . . . . . . . . . . . . . . . . 29

7.  COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
    7.1  ACCESS TO LAND AND RECORDS. . . . . . . . . . . . . . . . . . . . . 29
    7.2  COMPANY ACTIVITIES PRIOR TO CLOSING . . . . . . . . . . . . . . . . 30
    7.3  PROHIBITED ACTIVITIES PRIOR TO CLOSING. . . . . . . . . . . . . . . 31
    7.4  POOLING OF INTERESTS; REORGANIZATION. . . . . . . . . . . . . . . . 32
    7.5  CONTACT WITH GOVERNMENT OFFICIALS . . . . . . . . . . . . . . . . . 32

8.  CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY AND STOCKHOLDERS. . . . . 33
    8.1  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . 33
    8.2  CONSENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
    8.3  NO ADVERSE PROCEEDING . . . . . . . . . . . . . . . . . . . . . . . 33
    8.4  NONCOMPETITION AGREEMENT. . . . . . . . . . . . . . . . . . . . . . 33
    8.5  TEXLINE NOTES . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
    8.6  PARENT STOCK. . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
    8.7  ANCILLARY DOCUMENTS . . . . . . . . . . . . . . . . . . . . . . . . 34
    8.8  CERTAIN PERSONALTY. . . . . . . . . . . . . . . . . . . . . . . . . 34
    8.9  RULE 144. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

9.  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND PARENT. . . . . . . . . 35
    9.1  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . 35
    9.2  COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

SECTION                                                                    PAGE
-------                                                                    ----
    9.3  NO ADVERSE PROCEEDING . . . . . . . . . . . . . . . . . . . . . . . 35
    9.4  GENERAL RELEASE . . . . . . . . . . . . . . . . . . . . . . . . . . 36
    9.5  CONSENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
    9.6  RESIGNATIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
    9.7  GOOD STANDING CERTIFICATES. . . . . . . . . . . . . . . . . . . . . 36
    9.8  UPDATED AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . 36
    9.9  NONCOMPETITION AGREEMENT. . . . . . . . . . . . . . . . . . . . . . 36
    9.10 DELIVERY OF COMPANY STOCK . . . . . . . . . . . . . . . . . . . . . 36
    9.11 ENVIRONMENTAL REVIEW. . . . . . . . . . . . . . . . . . . . . . . . 37
    9.12 TRANSFERABILITY OF PERMITS. . . . . . . . . . . . . . . . . . . . . 37
    9.13 GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

10. POST CLOSING COVENANTS.. . . . . . . . . . . . . . . . . . . . . . . . . 37
    10.1  TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
    10.2  POST CLOSING BALANCE SHEET . . . . . . . . . . . . . . . . . . . . 38
    10.3  CLOSING DATE ACTIONS . . . . . . . . . . . . . . . . . . . . . . . 39
    10.4  REGISTRATION OF PARENT STOCK . . . . . . . . . . . . . . . . . . . 39
    10.5  TRADE PAYABLES . . . . . . . . . . . . . . . . . . . . . . . . . . 40
    10.6  RELEASE OF PERSONAL GUARANTIES . . . . . . . . . . . . . . . . . . 40
    10.7  FURTHER ASSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . 40
    10.8  ANNOUNCEMENT OF EARNINGS . . . . . . . . . . . . . . . . . . . . . 41
    10.9  TRANSITION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
    10.10 SURVIVAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
    10.11 ENVIRONMENTAL REPORTS. . . . . . . . . . . . . . . . . . . . . . . 42

11. POOLING ACCOUNTING . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
    11.1  RESTRICTIONS ON RESALE; LEGENDS. . . . . . . . . . . . . . . . . . 42
    11.2  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . 43

12. INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
    12.1  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS;
          LIMITATION OF LIABILITY. . . . . . . . . . . . . . . . . . . . . . 43
    12.2  GENERAL INDEMNIFICATION BY STOCKHOLDERS. . . . . . . . . . . . . . 44
    12.3  SPECIFIC INDEMNIFICATION BY STOCKHOLDERS . . . . . . . . . . . . . 45
    12.4  INDEMNIFICATION BY PARENT AND THE SURVIVING CORPORATION. . . . . . 45
    12.5  PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD PARTY CLAIMS . 46

13. TERMINATION OF AGREEMENT.. . . . . . . . . . . . . . . . . . . . . . . . 48
    13.1  TERMINATION BY BUYER . . . . . . . . . . . . . . . . . . . . . . . 48
    13.2  TERMINATION BY STOCKHOLDERS. . . . . . . . . . . . . . . . . . . . 49
    13.3  TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . 49

SECTION                                                                    PAGE
-------                                                                    ----
14. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. . . . . . . . . . . . . . . . 49
    14.1  NONDISCLOSURE BY STOCKHOLDERS. . . . . . . . . . . . . . . . . . . 49
    14.2  NONDISCLOSURE BY PARENT AND BUYER. . . . . . . . . . . . . . . . . 49

15. GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
    15.1  ASSIGNMENT; BINDING EFFECT; AMENDMENT. . . . . . . . . . . . . . . 50
    15.2  ENTIRE AGREEMENT.. . . . . . . . . . . . . . . . . . . . . . . . . 50
    15.3  COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
    15.4  NO BROKERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
    15.5  EXPENSES OF TRANSACTION. . . . . . . . . . . . . . . . . . . . . . 51
    15.6  NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
    15.7  GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . . . 53
    15.8  APPOINTMENT OF AGENT . . . . . . . . . . . . . . . . . . . . . . . 53
    15.9  NO WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
    15.10 TIME OF THE ESSENCE. . . . . . . . . . . . . . . . . . . . . . . . 54
    15.11 CAPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
    15.12 SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
    15.13 CONSTRUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
    15.14 STANDSTILL AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . 55

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is executed and delivered as of September 30, 1997, among U. S. LIQUIDS/RECLAIM ACQUISITION CORPORATION, a Texas corporation ("Buyer"); U S LIQUIDS INC., a Delaware corporation ("Parent"); RE-CLAIM ENVIRONMENTAL, INC., a Texas corporation ("Company"); and JOHN E. TUMA, DUANE S. HERBST, A. TRAVIS CAMPBELL, RUSSELL REICHERT, KENNETH B. HOLMES, JR., R.L. SMOTHERS, and RAINBOW INVESTMENTS COMPANY, the sole shareholders of Company ("Stockholders");

                              W I T N E S S E T H:

         WHEREAS, Company operates a non-hazardous commercial liquid waste processing and treatment facility in the Houston, Texas area (the "Business");

         WHEREAS, as part of the Business, Company owns certain real property located in Houston, Texas and more fully described on Exhibit A, attached hereto and made a part hereof (the "Land"), and operates thereon a fully permitted facility for the treatment and processing of non-hazardous commercial liquid waste (the "Facility");

         WHEREAS, Buyer is a wholly owned subsidiary of Parent;

         WHEREAS, Stockholders own all of the issued and outstanding shares of the capital stock of Company;

         WHEREAS, the respective Boards of Directors of Buyer, Parent and Company deem it advisable and in the best interests of each corporation and their respective stockholders that Buyer merge with and into Company (the "Merger") pursuant to this Agreement and the applicable provisions of the laws of the State of Texas;

         WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a "pooling-of-interests"; and

         WHEREAS, the Boards of Directors of each of the corporate parties hereto have approved and adopted this Agreement as a plan of reorganization within the provisions of Section 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code");

         NOW, THEREFORE, in consideration of Ten Dollars ($10) in hand paid, the premises and of the mutual agreements, representations, warranties and obligations herein contained, the parties hereby agree as follows:

1.  THE MERGER; DELIVERY OF SHARES; ENDORSEMENT OF COMPANY STOCK.

    1.1 ARTICLES OF MERGER. Buyer and Company will cause a Certificate of Merger in substantially the form of Annex I attached hereto (the "Certificate of Merger") to be signed, verified and delivered to the Texas Secretary of State on the "Closing Date" as defined in Article 4. Such date shall be deemed the "Effective Date of the Merger." At the Effective Date of the Merger, Buyer shall be merged with and into Company, whereupon the separate existence of Buyer shall cease and the corporate name of Company shall remain unchanged. Company, the party surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation". The Merger will be effected in a single transaction.

    1.2  ARTICLES OF INCORPORATION AND BYLAWS.  At the Effective Date of the
Merger:

         (i) the Articles of Incorporation of Buyer shall become the Articles of Incorporation of the Surviving Corporation; and, subsequent to the Effective Date of the Merger, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until changed as provided by law;

        (ii) the Bylaws of Buyer shall become the Bylaws of the Surviving Corporation; and, subsequent to the Effective Date of the Merger, such Bylaws shall be the Bylaws of the Surviving Corporation until they shall thereafter be duly amended;

       (iii) the officers of Buyer immediately prior to the Effective Date of the Merger shall become the officers of the Surviving Corporation, and shall hold such offices subject to the provisions of the laws of the State of Texas and the Articles of Incorporation and the Bylaws of the Surviving Corporation; and

        (iv) the name and address of the person who shall serve as the sole member of the Board of Directors of the Surviving Corporation is as follows:

              W. Gregory Orr
              411 N. Sam Houston Parkway East
              Houston, Texas 77060

    The Director of the Surviving Corporation shall hold office subject to the provisions of the laws of the State of Delaware and the Articles of Incorporation and the Bylaws of the Surviving Corporation.

    1.3 CAPITALIZATION. The respective designations and numbers of outstanding shares and voting rights of each class of outstanding capital stock of Buyer and Company as of the date of this Agreement are as follows:

         (i) the authorized capital stock of Buyer consists of 1,000 shares of common stock, $1.00 par value ("Buyer Stock"), of which 1,000 shares are issued and outstanding; and

        (ii) the authorized capital stock of Company consists of 1,000 shares of common stock, $1.00 par value per share, of which 1,000 shares are issued and outstanding (the "Company Stock").

    1.4 EFFECT OF MERGER. Except as herein specifically set forth, the identity, existence, purposes, powers, objects, franchises, privileges, permits, licenses, approvals, rights and immunities of Company shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of Buyer shall be merged into Company, and Company, as the Surviving Corporation, shall be fully vested therewith. At the Effective Date of the Merger, the separate existence of Buyer shall cease and, in accordance with the terms of this Agreement, the Surviving Corporation shall possess all the rights, privileges, permits, licenses, approvals, immunities and franchises, of a public as well as of a private nature; and all property, real, personal and mixed, and (except as otherwise expressly set forth herein) debts on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to each of Buyer and Company shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights and privileges, powers and franchises and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of Buyer and Company; and the title to any real estate, or interest therein, whether by deed or otherwise, vested in Buyer and Company shall be deemed to be in the Surviving Corporation and shall not revert or be in any way impaired by reason of the Merger.

The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of Buyer and Company and any claim existing, or action or proceeding pending, by or against Buyer or Company may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of Buyer or Company shall be impaired by the Merger, and all debts, liabilities and duties of each of Buyer and Company shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

    1.5 DELIVERY OF SHARES. At the Closing, Stockholders, as the holders of certificates representing all outstanding shares of Company Stock shall, upon surrender of such certificates, receive the consideration set forth in
Article 2 below.

    1.6 ENDORSEMENT OF COMPANY STOCK. Stockholders shall deliver at Closing the certificates representing the Company Stock, duly endorsed in blank by Stockholders and their respective spouses, if any, or accompanied by stock powers duly endorsed in blank and with all necessary transfer tax and other revenue stamps, acquired at the Stockholders' expense, affixed and cancelled. Stockholders, at their sole expense, agree to cure (both before and after Closing) any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to the Company Stock or with respect to the stock powers accompanying the Company Stock.

2.  CONVERSION AND EXCHANGE OF STOCK.

    2.1 CONVERSION OF STOCK. The manner of converting the shares of Company Stock issued and outstanding immediately prior to the Effective Date of the Merger into shares of stock of Parent shall be as follows:

         At the Effective Date of the Merger all of the shares of Company Stock issued and outstanding immediately prior to the Effective Date of the Merger, by virtue of the Merger and without any action on the part of the holder thereof, shall automatically be converted into that total number of shares of Parent Stock ("Parent Stock") which shall have an aggregate Agreed Value of $4,700,000, subject to adjustment in accordance with Sections 2.3 and 2.4 below and certificates for such Parent Stock (with all legends required by this

    Agreement) shall be delivered to Stockholders at the Closing, free of all liens, claims and encumbrances (except for such legends). The shares of Parent Stock to be issued and distributed pursuant to this Section shall be determined pursuant to Section 2.2, 30% of such Parent Stock shall be registered with the Securities Exchange Commission (the "SEC") on the Closing Date (the "Registered Stock") and 70% of such shares shall be unregistered on the Closing Date (the "Unregistered Parent Stock"). The consideration set forth in this Article 2 shall be allocated among the Stockholders in accordance with Annex II attached hereto and made a part hereof.

    2.2 AGREED VALUE OF PARENT STOCK. For purposes of this Agreement, the "Agreed Value" per share of Parent Stock shall be the average of the closing prices of a share of the common stock of Parent, $.01 par value per share, on the American Stock Exchange as reported in THE WALL STREET JOURNAL for the five trading days immediately preceding the five trading days immediately prior to the Closing Date.

    2.3  ASSUMPTION OF DEBT.  The consideration payable pursuant to Section
2.1 above shall be reduced by an amount equal to:

         (a) the outstanding balance existing on the Closing Date of the promissory notes from Company to Texline Gas Company dated March 16, 1995 and February 21, 1996, and in the original principal amounts of $250,000 and $150,000, respectively, which Buyer shall pay in full on the Closing Date; and

         (b) the actual debt of Company up to a maximum of $725,000, consisting of all long-term debt (including the current portion of such debt, including accrued interest) which Buyer shall (subject to the next succeeding sentence) either assume or pay in full on the Closing Date, at Buyer's option (the "Assumed Debt"). Attached hereto as Schedule 2.3 is a listing of all Assumed Debt and evidence establishing the Assumed Debt. Buyer and Parent agree to pay all Assumed Debt as promptly after the Closing Date as possible, but in no event later than 10 days after the Closing Date and to indemnify, defend and hold harmless Stockholders from all Assumed Debt in accordance with Article 12 hereof during the time period prior to payment. Buyer and Parent agree that all lease debt (including lease end by-out payments) are specifically excluded from the Assumed Debt, but will become the obligation of the Surviving Corporation after Closing and Buyer and Parent shall indemnify, defend and hold harmless Stockholders in accordance with Article 12 from same.

    2.4 ADJUSTMENT TO PURCHASE PRICE. The parties agree that the purchase price was determined as if the net working capital of Company was going to be $1.00 at the close of business on the Closing Date. Accordingly, the parties agree that the purchase price set forth in this Article 2 shall be adjusted (up or down) on the Adjustment Date (as defined in Section 10.2) to reflect the actual net working capital of Company on the Closing Date (the "Actual Net Working Capital"), as shown on the balance sheet to be prepared in accordance with Section 10.2 hereof. If the Actual Net Working Capital of Company so reflected is greater than $1.00 on the Closing Date, then the purchase price paid pursuant to Section 2.1 shall be increased dollar for dollar for each dollar the Actual Net Working Capital exceeds $1.00 on the Closing Date. If the Actual Net Working Capital of Company so reflected is less than $1.00 on the Closing Date, then the purchase price paid pursuant to
Section 2.1 shall be decreased dollar for dollar for each dollar the Actual Net Working Capital falls below $1.00 on the Closing Date. For purposes of this Agreement, Actual Net Working Capital shall mean the aggregate current assets of Company on the Closing Date minus the aggregate of all current liabilities (excluding leases but including an entry of $200,000 against the indemnification obligations set forth in this Agreement) of Company on the Closing Date (not including the Assumed Debt), calculated in accordance with generally accepted accounting principles ("GAAP"). In computing the adjustment amounts provided for in this Section, the party owing payment to the other pursuant to this Section shall make such payment in shares of Parent Stock having a value equal to the amount owed calculated in accordance with Section 2.2.

    In order to facilitate the contemplated adjustment to purchase price on the Adjustment Date, between the date hereof and the Closing Date the parties will prepare and agree upon an estimated net working capital balance for Company as of August 31, 1997 (the "Estimated Working Capital") which shall be an adjustment to the purchase price on the Closing Date to be attached hereto as Exhibit B and will thereafter calculate the Actual Net Working Capital consistent therewith.

    In the event of a dispute between the parties as to the Actual Net Working Capital, the parties will have 30 days to resolve the dispute among themselves. If the parties have not resolved such dispute within such 30-day period, then the parties shall select an arbitrator who shall decide the dispute within 30 days after being selected. If the parties cannot agree on an arbitrator, then Buyer and Stockholders (as a group) shall each select an arbitrator and the two arbitrators so selected shall select a third arbitrator. The parties hereto each agree to be bound by the decision of the arbitrator(s). In the event that three arbitrators are chosen, a majority decision will be required. Each arbitrator can be any natural person above the age of 18 and need not have any specific qualification. All costs of the arbitration shall be split equally between Buyer and Stockholders (as a group).

3.  TITLE ASSURANCE.

    3.1 OWNERS TITLE POLICY. On the Closing Date, Stockholders shall furnish to Buyer (at Buyer's sole cost) an extended coverage owners policy of title insurance from Stewart Title Insurance Company (the "Title Company") in the amount of $4,700,000 and satisfactory to Buyer, insuring title to the Land to be in fee simple in the Surviving Corporation subject only to the exceptions permitted by Section 3.2 hereof (the "Owners Policy"). Prior to the Closing, Stockholders shall deliver to Buyer a preliminary title commitment in respect of the Land, together with copies of all exception instruments referenced therein, and any unrecorded leases, option agreements, contracts and any other items affecting title which are in the possession of, or known to, Stockholders.

    3.2 PERMITTED ENCUMBRANCES. The Owners Policy shall insure the Surviving Corporation's interest in the Land to be free and clear of all encumbrances whatsoever except: (i) zoning ordinances and regulations which do not, in Buyer's judgment, adversely affect the Surviving Corporation's use of the Land for its current uses; (ii) real estate taxes and assessments, both general and special, which are a lien but are not yet due and payable at the Closing Date; and (iii) easements, encumbrances, covenants, conditions, reservations and restrictions of record, if any, as have been approved in writing by Buyer. Buyer shall pay all of the costs associated with the delivery of the Owners Policy to the Surviving Corporation.

    3.3 SURVEY. Stockholders shall obtain for Buyer's use and for the use of the Title Company in connection with the issuance of the Owners Policy a current and complete survey of the Land, made on the ground by a competent registered surveyor, showing: (a) the exact boundary lines of the Land; (b) the location thereon of all, if any, buildings, improvements, and easements now existing; (c) the number of acres in the Land; (d) the location of any buildings, fences or other improvements which encroach on the Land; (e) the location of any improvements on the Land which encroach on any neighboring property or on any property which is subject to any easement or right-of-way;
(f) all building lines established in respect of the Land; and (g) all public access to the Land, and representing that the boundaries of the Land are contiguous with the boundaries of all adjoining parcels (the "Survey").
Prior to the Closing, a copy of the Survey complying with the above requirements shall be delivered to Buyer and the Title Company, together with certification to each entity by the surveyor, which certification complies with American Land Title Association guidelines, and also together with such additional supporting reports and other certificates as the Title Company may require to enable the Title Company to delete its standard survey exceptions from the Owners Policy. Company shall pay all of the costs of the Survey, which cost shall be considered as an additional current liability, subject to
Section 2.4 above.

4. CLOSING. Unless the parties agree otherwise, the closing of the within contemplated transaction (the "Closing") shall take place on the date that is within five business days after the completion, satisfaction or waiver of each of the conditions to Closing set forth in Articles 8 and 9. The Closing shall take place at a location mutually agreeable to Buyer and Stockholders. The date on which the Closing occurs shall be referred to as the "Closing Date."

5. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS AND COMPANY. Company, as to the time period before Closing only, and each Stockholder, severally, represent and warrant to Buyer that the statements contained in this Section 5 except as set forth in the schedules to the subsections of this Section 5 delivered by Stockholders to Buyer on the date hereof (such schedules hereinafter collectively referred to as the "Disclosure Schedules" and, individually, as a "Disclosure Schedule"): (i) are correct and complete as of the date of this Agreement; (ii) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5); and (iii) shall survive the Closing in accordance with Article 12 hereof. Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Wherever a representation or warranty herein is qualified as having been made "to the best of Stockholders' knowledge", such phrase shall mean the knowledge of John E. Tuma, after reasonable inquiry and the actual knowledge of the other Stockholders without inquiry.

    5.1  ORGANIZATION; AUTHORITY.

         (i) Company is a Texas corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is now and has been at all times since its creation, duly authorized, qualified and licensed under all laws, regulations, ordinances and orders of public authorities to carry on its businesses in the places and in the manner as conducted at the time such activities were conducted except for where failure to be so authorized, qualified or licensed would not have a material adverse affect on the Business. Copies of Company's Articles of Incorporation (certified by the Secretary of State of Texas and Bylaws (certified by the Secretary of Company), each as amended, are attached hereto as Schedule 5.1(i).

        (ii) Company has full legal right, power and authority (corporate and otherwise) to enter into this Agreement and to consummate the transactions contemplated by this Agreement. All corporate action of Company necessary to approve the sale of the Company Stock has been taken, including director and shareholder approvals, if necessary.

       (iii) Each Stockholder is competent and under no legal restraint or duress and has the full legal right and capacity to enter into and perform his obligations under this Agreement.

    5.2 STOCK OWNERSHIP; ABSENCE OF ADVERSE CLAIMS. All of the issued and outstanding shares of Company Stock are owned of record and beneficially by Stockholders as set forth on Annex II and are free and clear of all liens, security interests, encumbrances, adverse claims, pledges, charges, voting trusts, equities and other restrictions on transfer whatsoever (collectively,

"Adverse Claims"). This Agreement is the valid and binding obligation of Company and Stockholders, enforceable against each of them in accordance with its terms.

    5.3 CAPITALIZATION. The authorized capital stock of Company consists solely of 1,000 shares of voting common stock, $1.00 par value, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and nonassessable, were offered, issued, sold and delivered by Company in compliance with all state and federal laws concerning the issuance of securities and none of such shares were issued pursuant to awards, grants or bonuses nor in violation of the preemptive rights of any past or present stockholder. The stock transfer records provided by Stockholders and Company to Buyer correctly set forth all issuances, acquisitions and retirements of Company Stock since the inception of Company. Company has never acquired any treasury stock, except for 175 shares acquired from Russell Reichert in September 1996 which were subsequently reissued. No subscriptions, options, warrants, puts, calls, conversion rights or other commitments of any kind exist which obligate Company to issue any of its authorized but unissued capital stock or otherwise relate to the sale or transfer by Company of any securities of Company (whether debt or equity). In addition, Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Company has not agreed to register any securities under the Securities Act of 1933, as amended (the "Act"), or under any state securities law. There has been no transaction or action taken with respect to the equity ownership of Company in contemplation of the transaction described in this Agreement which would prevent Parent from accounting for such transaction on a "pooling-of-interest" or on a reorganization accounting basis. Neither the voting stock structure of Company nor the ownership of shares of Company has been altered or changed in contemplation of the Merger. Between June 30, 1995 and the Closing Date, there has not been any sale or spin-off of significant assets of Company other than in the ordinary course of business.

    5.4 PREDECESSOR ENTITIES; TRADE NAMES. Except as set forth on Schedule 5.4, Company has never directly or indirectly participated in any manner in any joint venture, partnership or other noncorporate entity. Company was formed solely to operate the Business and has never conducted any other business or activity. Also set forth on Schedule 5.4 is a list of the names of all predecessors of Company, all prior corporate names of Company, and all trade names and "doing business as" names of Company, including the names of all entities substantially all of the assets of which were previously acquired by Company.

    5.5 NO SUBSIDIARIES. Company has never owned or controlled and does not now own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any partnership, corporation, association or other business entity other than those of Company, except Re-Claim Environmental Louisiana, L.L.C. and as disclosed on Schedule 5.4.

    5.6 FINANCIAL STATEMENTS. Attached as Schedule 5.6 are copies of the following financial statements of Company (together, the "Financial Statements"):

         (a) Company's balance sheet as of December 31, 1996, and a statement of income, cash flow and retained earnings for the year then ended;

         (b) Company's balance sheet as of June 30, 1997, and a statement of income for the quarter then ended;

         (c) Company's monthly interim balance sheets and statements of income commencing for the month ended July 31, 1997, and continuing for each month end until the end of the month immediately preceding the month in which the Closing Date occurs; and

         (d) Company's balance sheet and income statement as of August 31, 1997 (the "Balance Sheet Date"), prepared and audited by Arthur Andersen.

    Except as set forth on Schedule 5.6, each of the Financial Statements described in (d) above (including all footnotes thereto) has been prepared, to the best of Stockholders' knowledge in accordance with GAAP, applied on a consistent basis throughout the periods indicated. Each of the Financial Statements (including all footnotes thereto) is true, complete and correct in all material respects. Each of the balance sheets presents fairly the financial condition of Company as of the date indicated thereon and each of such statements of income presents fairly on an accrual basis the results of the operations of Company for the period indicated thereon. To the best of Stockholders' knowledge, the Financial Statement described in (d) above includes all footnotes required by GAAP, each such footnote is complete and accurate, and contains all information required by GAAP to be contained therein. To the best of Stockholders' knowledge, all reserves for contingent risks have been estimated in accordance with GAAP and are appropriate and sufficient to cover all costs reasonably expected to be incurred from such risks. Since its inception Company has not (a) made any material change in its accounting policies or (b) effected any prior period adjustment to, or other restatement of, its financial statements for any period. The Financial Statements are consistent with the books and records of Company (which books and records are materially correct and complete). If required, the President or Chief Financial Officer of Company will, on or before the Closing Date, execute any reasonable documentation required by Parent's independent public accountants or any stock exchange with respect to issues related to pooling accounting treatment.

    5.7 NON-BALANCE SHEET LIABILITIES. Attached hereto as Schedule 5.7 is a complete and accurate list as of the date hereof of all liabilities and obligations of Company, excluding obligations arising under this Agreement, which are not individually reflected in the Financial Statements dated the Balance Sheet Date, but which would have been so reflected in a full GAAP accounting (whether or not incurred in the ordinary course of business) of any kind, character and description, accrued or unaccrued, absolute or contingent, secured or unsecured, liquidated or unliquidated, due or to become due, together with, in the case of those liabilities and other obligations the amounts of which are not fixed, a reasonable best estimate of the maximum amount which may be payable. For each liability or obligation for which the amount is not fixed or is contested, Stockholders shall provide the following information:

         (a) a summary description of the liability or other obligation together with the following:

              (1)  copies of all relevant documentation relating thereto;

              (2)  amounts claimed and any other action or relief sought; and

              (3) name of claimant and all other parties to the claim, suit or proceeding, if any.

        (b) the name of each court or agency before which a claim, suit or proceeding is pending;

         (c)  the date such claim, suit or proceeding was instituted;

         (d) a reasonable best estimate by Stockholders of the maximum amount, if any, which is likely to become payable with respect to each such liability or the cost of performance with respect to each such other obligation.

    5.8 ACCOUNTS RECEIVABLE. Attached as Schedule 5.8 is a complete and accurate list of all accounts and notes receivable of Company as of the date hereof, including receivables from and advances to employees and Stockholders and also including all such accounts and notes receivable which are not reflected in the Financial Statements, if any. Also attached as Schedule 5.8 is an aging of all accounts and notes receivable showing amounts due in 30 day aging categories. Neither Company nor any Stockholder are guarantying the collectibility of any account or note receivable and no reduction for same shall be taken from any sums otherwise owed to Stockholders.

    5.9  PROPRIETARY RIGHTS; ENVIRONMENTAL DOCUMENTS.  (i)  Attached as
    Schedule 5.9(i) is a reasonably complete and accurate list and summary description as of the date hereof of all permits, titles (including motor vehicle titles and current registrations), fuel permits, licenses, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by Company, none of which permits, titles, licenses, franchises and certificates, trademarks, tradenames, patents, patent applications and copyrights, has been claimed to or, to the best of Stockholders' knowledge, infringe on the rights of others and all of which are now valid, in good standing and in full force and effect. Except as set forth on Schedule 5.9(i), such permits, titles, licenses, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights are adequate for the operation of the Business as presently constituted;

        (ii) Stockholders have, as of the date of this Agreement, made available to Buyer for its inspection all presently held records, correspondence, reports, notifications, permits, pending permit applications, licenses and pending license applications, environmental impact studies, assessments and audits and all notifications from governmental agencies and any other person or entity and any other documents of Company relating to:
    (a) each actual and threatened violation of Applicable Laws (hereinafter defined) by Company or otherwise relating to the Land and all, if any, claims thereof; (b) the present or past environmental compliance by Company; (c) the present or past environmental condition of the Land;
    (d) the discharge, leakage, spillage, transport, disposal or release of any material into the environment by Company or otherwise relating to the Land; and (e) land use and access approvals relative to any portion of the Land (collectively, the "Environmental Documents").

    5.10  REAL PROPERTY; REPORTING.

         (i) Company has never owned, leased or otherwise occupied, had an interest in or operated any real property other than the Land and approximately two (2) acres in Dallas, Texas, previously leased by Company that was used solely for a staging area. Company has good, fee simple title to the Land except as permitted under Article 3 hereof. Except as set forth on Schedule 5.10(i):

              (a) The Land is, and at all times during operation of the Facility has been, fully licensed, permitted and authorized for the operation of the Facility under all Applicable Laws relating to the protection of the environment, the Land and the conduct of the Facility thereon (including, without limitation, all zoning restrictions and land use requirements).

              (b) The Land is usable for its current uses and can be used by the Surviving Corporation after the Closing for such uses without violating any Applicable Law or private restriction, and such uses are legal conforming uses. There are no proceedings or amendments pending and brought by or, to the best of Stockholders' knowledge, threatened by, any third party which would result in a change in the allowable uses of the Land or which would modify the right of the

        Surviving Corporation to use the Land for its current uses after the Closing Date (subject to Schedule 5.19).

              (c) Stockholders and Company have made available to Buyer all engineering, geologic and other similar reports, documentation and maps relating to the Land in the possession or control of Stockholders or Company.

              (d) To the best of Stockholders' knowledge, no third parties have any rights to drill or explore for, collect, produce, mine, excavate, deliver or transport oil, gas, coal, or other minerals in, on, beneath, across, over, through, from or to any portion of the Land, other than as set forth in the Owner's Policy.

              (e) Neither Company, Stockholders nor the Land now is or ever has been involved in any litigation or administrative proceeding seeking to impose fines, penalties or other liabilities or seeking injunctive relief for violation of any Applicable Laws relating to the environment, other than as set forth on Schedule 5.19.

              (f) No third party has a present or future right to possession of all or any part of the Land, other than Force, Inc., Texline Gas Company and Industrial Bank which hold deeds of trust to secure Company's debt (which debt is part of the Assumed Debt).

              (g) No portion of the Land contains any areas that could be characterized as disturbed, undisturbed or man made wetlands or as "waters of the United States" pursuant to any Applicable Laws or the procedural manuals of the Environmental Protection Agency, U.S. Army Corps of Engineers or the Department of Natural Resources of the applicable state, whether such characterization reflects current conditions or historic conditions which have been altered without the necessary permits or approvals.

              (h) There are no mechanic's liens affecting the Land and no work has been performed on the Land within 120 days of the date hereof for which a mechanic's lien could be filed.

              (i) To the best of Stockholders' knowledge, there (subject to Schedule 5.19) are no levied or pending special assessments affecting all or any part of the Land and none is threatened.

              (j) There are no pending or, to the best of Stockholders' knowledge, threatened condemnation or eminent domain proceedings affecting all or any part of the Land.

    (ii) To the best of Stockholders' knowledge, subject to Schedule 5.19, Company has provided to the government agencies requiring the same, all material reports, notices, filings and other disclosures required by Applicable Laws and all such reports, notices, filings and other documents were complete and accurate in all material respects at the time provided to said government agencies.

5.11 PERSONAL PROPERTY; NEW PROJECTS. (i) Attached as Schedule 5.11(i) is a complete and accurate list and a complete description as of the date hereof of all personal property of Company including true and correct copies of leases for equipment and other personal property, if any, used in the operation of the Business and including an indication as to which assets were formerly owned by business or personal affiliates of Company. All of the vehicles, machinery and other equipment of Company are in good working order and repair;

    (ii) Company has good title to, or a valid leasehold interest in, the properties and assets used by it shown on its balance sheet dated the Balance Sheet Date or acquired after the date thereof, whether or not located on the Land, including, without limitation, the items of personal property listed on Schedules 5.11(i), free and clear of all security interests, liens or other Adverse Claims, except for the Assumed Debt (including security interests related thereto) and the rights of owners of any leased assets;

    (iii) all leases set forth on Schedule 5.11(i) are in full force and effect and constitute valid and binding agreements of the parties thereto (and their successors) in accordance with their respective terms. No default by Company, or, to the best of Stockholders' knowledge, any other party to any of such leases, exists or would exist except for the passage of time or delivery of a notice or both;

        (iv) all fixed assets used by Company in the operation of the Business are either owned by Company or leased by Company under an agreement indicated on Schedule 5.11(i). Company's combined fixed assets (together with the real property assets) constitute all of the real and personal property necessary for the operation of the Business both by Company and by the Surviving Corporation immediately following the Closing and include all of the permits, licenses, franchises, consents and other approvals necessary to operate the Business both before and immediately after Closing; and

         (v) at the Closing, Company shall have good and marketable title to all personal property, subject to all listed debts and lease payments (including lease end buy-out payments) and the Assumed Debt.

    5.12 CONTRACTS. Attached as Schedule 5.12 is a complete and accurate list as of the date hereof of all of the following types of contracts, commitments and other agreements to which Company is a party or by which Company or its properties are bound, which list shall include, at a minimum, the full names of each party to each agreement and the date of execution thereof: waste treatment and processing contracts, joint venture or partnership agreements, contracts or collective bargaining arrangements with any labor organizations, loan agreements, powers of attorney (each of which shall be cancelled at the Closing), indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements, agreements for the employment of any individual, agreements under which Company has advanced or loaned any amount to one another or to Stockholders or any employee, officer or director of Company, any guaranties by Company, any agreement concerning confidentiality or noncompetition and any other agreement under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations or prospects of Company. None of the agreements listed on Schedule 5.12 have been modified, altered, terminated or otherwise amended and there have been no waivers, oral agreements, representations or other statements with relation to any such agreements except as described in Schedule 5.12.
Company has complied with all obligations pertaining to it contained in such contracts, commitments and other agreements, is not in default thereunder and no notice of default has been received nor will the consummation of the transactions contemplated by this Agreement result in such a default. To the best of Stockholders' knowledge, there is no default by any other party to any contract, commitment or other agreement attached as Schedule 5.12.

    5.13 INSURANCE POLICIES. Attached as Schedule 5.13 are complete and accurate copies as of the date hereof of all insurance policies carried by Company and an accurate list of all insurance loss runs and workers' compensation claims received for the past three policy years. All insurance policies are in full force and effect and shall remain in full force and effect through the Closing Date. Company's insurance has never been cancelled and Company has never been denied coverage.

    5.14  DIRECTORS, OFFICERS AND EMPLOYEES; COMPENSATION.  Attached as
Schedule 5.14 is a complete and accurate list of all officers, directors and employees of Company and the rate of compensation of each as of the date hereof (including a breakdown of the portion thereof attributable to salary, bonus and other compensation, respectively). Except as set forth on Schedules 5.12 and 5.14 as to Laura Hathorn and Travis Campbell, each employee of Company is an employee at will and there are no collective bargaining agreements affecting any employee of Company. There is no pending or, to the best of Stockholders' knowledge, threatened labor dispute involving Company and any group of its employees nor has Company experienced any labor interruptions over the past three years.

    5.15 EMPLOYEE PLANS. Except as set forth on Schedule 5.15, Company has no group health plans, employee benefit plans, employee welfare benefit plans, employee pension benefit plans, multi-employer plans or multiple-employer welfare arrangements (as defined in Sections 3(3), (1), (2), (37) and (40), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (collectively, "Plans"), which are currently maintained and/or sponsored by Company, or to which Company currently contributes, or has an obligation to contribute in the future (including, without limitation, employment agreements and any other agreements containing "golden parachute" provisions and deferred compensation agreements). No such Plans have been terminated within the past three years.

    5.16 COMPLIANCE WITH ERISA. Neither Company, any Controlled Group Member (as defined in Code Section 414(n)(6)(B)), nor any business, subsidiary, division or operation acquired by Company or a Controlled Group Member in the last five years, ever have maintained or sponsored, or contributed to, an employee pension benefit plan (as defined in ERISA Section 3(2)) which is subject to the provisions of Title IV of ERISA. Except as set forth on Schedule 5.15, Company does not maintain or sponsor, nor is a contributing employer to, a pension, profit-sharing, deferred compensation, stock option, employee stock purchase or other employee benefit plan, employee welfare benefit plan, or any other arrangement with its employees. Further:

         (i)  With respect to Plans which qualify as "group health plans" under
    Section 4980B of the Internal Revenue Code and Section 607(1) of ERISA and related regulations (relating to the benefit continuation rights imposed by "COBRA"), Company and Stockholders have complied (and on the Closing Date will have complied), in all respects with all reporting, disclosure, notice, election and other benefit continuation requirements imposed thereunder as and when applicable to such plans, and Company has no (and will incur no) direct or indirect liability and is not (and will not be) subject to any loss, assessment, excise tax penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by Company and Stockholders or any of them, any time prior to the Closing Date to comply with any such federal or state benefit continuation requirement, which is capable of being assessed or asserted before or after the Closing Date directly or indirectly against Company or Stockholders, or any of them with respect to such group health plans.

       (ii) With respect to any Plan which qualifies as a group health plan, such plan is insured by third parties and all premiums have been paid on a timely basis and are paid in full as of the Closing Date or, to the extent such plan is not fully insured, all self insured obligations have been met as of the Closing Date and are fully reflected in the plan's financial statements. To the extent that any of the Company's group health plans are retrospectively rated, there are no liabilities capable of assertion against the Company in respect of claims already incurred and present.

    5.17  COMPLIANCE WITH LAW; NO CONFLICTS.

         (i) Except as disclosed in Schedule 5.19, Company has in the past complied with, and is now in compliance with, all federal, state and local statutes, laws, rules, regulations, orders, licenses, permits (including, without limitation, zoning restrictions and land use requirements) and all administrative and judicial judgments, rulings, decisions and orders of any body having jurisdiction over Company, the Business or the Land (the "Applicable Laws"), except to the extent that non-compliance would not have a material adverse effect on Company and neither Company nor Stockholders have received any notice that Company is under investigation or other form of review with respect to any Applicable Law; and

        (ii) the execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated hereby and the fulfillment of the terms hereof and thereof will not:

              (a) conflict with, or result in a breach or violation of the Articles of Incorporation or Bylaws of Company;

              (b) conflict with, or result in a breach under any document, agreement or other instrument to which Company, or Stockholders is a party, or result in the creation or imposition of any lien, charge or encumbrance on any properties of Company or Stockholders pursuant to:
        (A) any law or regulation to which Company or Stockholders, or any of their respective properties are subject, or (B) any judgment, order or decree to which Company or Stockholders is bound or any of their respective properties are subject;

              (c) result in termination or any impairment of any permit, license, franchise, contractual right or other authorization of Company; or

              (d) require the consent of, or the filing with any governmental authority or agency or any other third party in order to remain in full force and effect.

    5.18 TAXES. Company has filed, or will file, in a timely manner all requisite federal, state, local and other tax returns due for all fiscal periods ended on or before the date hereof and, as of the

Closing, shall have filed or will file in a timely manner all such returns due for all periods ended on or before the Closing Date. There are no agreements to extend the statutory period for the assessment of any taxes, examinations in progress or claims against Company for federal, state, local and other taxes (including penalties and interest) for any period or periods prior to and including the date hereof and none shall exist as of the Closing Date. No notice of any claim for taxes, whether pending or threatened, has been received. Copies of: (i) all tax examinations; (ii) extensions of statutory limitations; and (iii) the federal, state, local and other income tax returns and franchise tax returns of Company for its last three fiscal years are attached hereto as Schedule 5.18. Company is taxed under the provisions of Subchapter C of the Code. Company has a taxable year ended December 31. Company currently utilizes the accrual method of accounting for income tax purposes and has not changed its method of accounting since its initial creation.

    5.19 LITIGATION. Except as set forth on Schedule 5.19, there is no claim, litigation, action, suit or proceeding, investigation, formal arbitration, informal arbitration or mediation, administrative, judicial or other review, pending or, to the best of Stockholders' knowledge, threatened against Company or Stockholders, or otherwise relating to the business or affairs of Company, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental or private authority; no notice of any of the above has been received by Company or Stockholders; and no facts or circumstances exist which would give rise to any of the foregoing. Also listed on Schedule 5.19 are all instances where Company is the plaintiff, or complaining or moving party, under any of the above types of proceedings or otherwise.

    5.20 ABSENCE OF PRICE RENEGOTIATION CONTRACTS. Company is not now nor has ever been a party to any governmental contracts subject to price redetermination or renegotiation.

    5.21 CONDUCT OF BUSINESS SINCE BALANCE SHEET DATE. Since the Balance Sheet Date, there has not been any:

         (i) material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income and business or prospects of Company;

        (ii) damage, destruction or loss (whether or not covered by insurance) which, singly or in the aggregate, materially and adversely affects the properties (whether owned or leased) or business of Company;

       (iii) change in the authorized capital of Company or in its securities outstanding, any change in its equity ownership or any grant by it of any subscriptions, options, warrants, puts, calls, conversion rights or other commitments related to its equity interests;

        (iv) declaration or payment of any dividend or distribution in respect of the capital stock of Company or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Company;

         (v) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by Company to any of its officers, directors, employees, consultants or agents above those disclosed on
    Schedule 5.14;

        (vi)  work interruption, labor grievance or claim filed;

       (vii) sale or transfer of, or any agreement to sell or transfer, any material assets, property or rights of Company to any person not in the ordinary course of the business of Company, including, without limitation, all agreements with Stockholders or with affiliates of Company;

      (viii) cancellation or agreement to cancel any indebtedness or other obligation owing to Company, including, without limitation, any indebtedness or other obligation of Stockholders or with any affiliate of Company;

        (ix) plan, agreement or arrangement granting any preferential right to purchase or acquire any interest in any of the assets, property or rights of Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

         (x) purchase or acquisition by any third party of, or any agreement, plan or other arrangement by any third party to purchase or acquire, any property, rights or assets of Company other than in the ordinary course of business;

        (xi)  waiver of any rights or claims of Company;

       (xii) breach, amendment or termination of any contract, license, permit or other agreement to which Company is a party other than in the ordinary course of business;

      (xiii) transaction by Company outside the ordinary course of its business;

       (xiv)  amendment to the Articles of Incorporation or Bylaws of Company;

        (xv) any other material occurrence, event, incident, action or failure to act outside the ordinary course of business of Company; or

       (xvi) any action by Company, Stockholders, or any employee, officer or agent of Company or Stockholders committing to do any of the foregoing.

    5.22 BANK ACCOUNTS; DEPOSITORIES. Attached as Schedule 5.22 is a complete and accurate list as of the date of this Agreement, of:

         (i) the name of each financial institution in which Company has any account or safe deposit box;

        (ii)  the names in which each account or box is held;

       (iii)  the type of each account; and

        (iv) the name of each person authorized to draw on or have access to each account or box.

    5.23 HAZARDOUS MATERIALS. Environmental Laws means any applicable statute, code, enactment, or ordinance, rule, regulation, permit, consent, approval, authorization, license, judgment, order, writ, decree, injunction, or other requirement having the force and effect of law, whether local, state or national relating to: (i) emissions, discharges, spills, releases or threatened releases of Hazardous Substances into ambient air, surface water, groundwater, watercourses, publicly or privately owned treatment works, drains, sewer systems, wetlands septic systems or onto land; (ii) the use, treatment, storage, disposal, handling, manufacturing, transportation, or shipment of Hazardous Materials; (iii) the regulation of storage tanks; and
(iv) otherwise relating to pollution or protection of the environment. Hazardous Materials means any hazardous or toxic material, substance or waste designated as such under the Resource Conservation and Recovery Act of 1976; the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"); the Clean Water Act; the Toxic Substances Control Act; and any comparable or similar state statute affecting the Business; any other applicable law or the rules and regulations promulgated under any of the foregoing, as each of the foregoing may have been amended. The definition of a Hazardous Materials as used herein, specifically excludes petroleum, as that term is defined under the Resource Conservation and Recovery Act of 1976 and CERCLA.

    Except as set forth on Schedules 5.19, 5.23 or 5.10, Company is not in material violation of any Environmental Laws and Company has not received any notice of alleged violation of Environmental Laws from any governmental agency.

    No Hazardous Materials have been used, stored, manufactured or processed on the Land except as necessary to the conduct of Company's business and in compliance with all applicable laws.

    To the best of Company's knowledge, subject to Schedules 5.19 and 5.10, there has been no disposal release or threatened release of Hazardous Materials from or to the Land.

    No liens, with respect to environmental liability, have been imposed against Company or the Land under CERCLA, any comparable state statute affecting the Business or other Applicable Law.

    No portion of the Land is listed on the CERCLIS list or the National Priorities List of Hazardous Waste Sites or any similar list maintained by the State of Texas.

    Neither Company nor any Stockholder has received a notice of potential responsibility or letter of inquiry from any private party or government agency for any off-site facility under CERCLA or state counterpart thereof.

    5.24 STORAGE TANKS. Except as set forth on Schedule 5.24, the Land does not contain any underground or above-ground storage tanks containing Hazardous Materials, petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 or other Applicable Laws. All above and below ground tanks currently in use on the Land are being used and maintained in accordance with all Applicable Laws.

    5.25 ABSENCE OF CERTAIN BUSINESS PRACTICES. To the best knowledge of each Stockholder, neither Company nor Stockholders have ever made, offered or agreed to offer anything of value to any employees of any customers of Company for the purpose of attracting business to Company or any foreign or domestic governmental official, political party or candidate for government office or any of their respective employees or representatives, nor have they otherwise taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended.

    5.26 COMPLETE DISCLOSURE. To the best knowledge of each Stockholder, this Agreement and the schedules hereto and all other documents and information furnished to Buyer and its representatives pursuant hereto or pursuant to the negotiation of this transaction or the investigations of Buyer or the employees or representatives of either of them, do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If Stockholders, or, prior to Closing, Company, becomes aware of any fact or circumstance which would change a representation or warranty of Company or Stockholders in this Agreement or any other statement made or document provided to Buyer, the party with such knowledge shall promptly give written notice of such fact or circumstance to Buyer. None of (i) such notification,
(ii) any pre-Closing investigation made by Buyer of Company, its properties, businesses or assets, or (iii) the Closing contemplated by this Agreement, shall relieve Stockholders or Company of their obligations under this Agreement, including their representations and warranties made in this
Section 5.

6. REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT. Buyer and Parent, jointly and severally, represent and warrant to each Stockholder that the statements contained in this Section 6: (i) are correct and complete as of the date of this Agreement; (ii) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 6); and
(iii) shall survive the Closing in accordance with Article 12 hereof.

    6.1 CORPORATE ORGANIZATION. Buyer is duly incorporated, validly existing and in good standing under the laws of the State of Texas. Parent is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer and Parent are each duly authorized, qualified and licensed under all applicable laws, regulations and ordinances of public authorities to carry on their businesses in the places and in the manner as now conducted except for where the failure to be so authorized, qualified or licensed would not have a material adverse affect on such businesses.

    6.2 CORPORATE AUTHORITY. The officers of Buyer and Parent executing this Agreement have the corporate authority to enter into and bind Buyer and Parent to the terms of this Agreement and

Buyer and Parent have taken all necessary corporate action (including, without limitation, approval by their respective Boards of Directors) to authorize the execution, delivery and performance of this Agreement. All corporate action by Buyer and Parent necessary to approve the transaction, including both director and (if required) shareholder approvals, has been taken.

    6.3 NO CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated hereby and the fulfillment of the terms hereof and thereof, including, without limitation, the provisions of Article 2 and Section 10.4, will not:

         (i) conflict with, or result in a breach or violation of the Articles of Incorporation or Bylaws of Buyer or Parent;

        (ii) conflict with, or result in a breach under any document, agreement or other instrument to which Buyer or Parent is a party, or result in the creation or imposition of any lien, charge or encumbrance on any properties of Buyer or Parent pursuant to: (A) any law or regulation to which Buyer or Parent, or their respective property is subject, or (B) any judgment, order or decree to which Buyer or Parent is bound or their respective property is subject; or

       (iii) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of Buyer or Parent.

    6.4 BINDING AGREEMENT. This Agreement is the binding and valid obligation of Buyer and Parent, enforceable against them in accordance with its terms.

    6.5 SEC FILINGS AND FINANCIAL INFORMATION. Buyer and Parent have timely made all filings required to be made by them with the SEC. None of such filings contains any untrue statement of material fact or omits to state a material fact necessary to make the statements therein not misleading in light of the circumstances in which they were made.

    6.6 FINANCIAL INFORMATION. Parent has delivered to Company true copies of the following: (i) its filings under the Act; (ii) all reports on Form 8-K's for the past twelve months, if any; (iii) all exhibits filed with such forms or reports, if any. The foregoing filings and reports, as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Since the date of filing of Parent's Form S-1, there has not been any material adverse change in the business, properties, financial condition or prospects of Parent. Buyer has conducted no business prior to the Effective Date.

    6.7 TAXATION. Parent has prepared and filed with the appropriate governmental agencies all federal, state and local tax returns required to be filed by it and has paid all taxes shown thereon to be payable or which have become due pursuant to any assessment, deficiency notice or similar notice received by it. Parent is not a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes and no claim therefor has been asserted against it.

    6.8 PARENT STOCK. The Parent Stock to be issued pursuant to Section 2.1 above, is validly issued and authorized and shall be issued and delivered free and clear of all liens, claims and encumbrances except for the restrictions set forth in this Agreement. Buyer and Parent are not a party to any agreement creating rights in any person or entity with respect to such shares of stock (other than this Agreement) or relating to the voting thereof. The registration rights and obligations described in Sections 2.1 and 10.4 hereof are enforceable according to their terms and are not affected by any other contract, agreement, or commitment to which Parent, Buyer or any affiliate if either is a party.

    6.9 FINANCIAL AND BUSINESS. Buyer has no material assets or liabilities other than the stock it is acquiring in Company. All of the issued and outstanding capital stock of Buyer is owned by Parent.

7.  COVENANTS.

    7.1 ACCESS TO LAND AND RECORDS. Between the date of this Agreement and the Closing Date, Stockholders will cause Company to afford to or obtain for the officers and authorized representatives of Buyer access to all of the Land (including, without limitation, for the purpose of performing all testing, inspections and other procedures considered desirable by Buyer), sites, books and records, including, without limitation, the Environmental Documents, at all reasonable times and upon reasonable notice and will furnish Buyer with such additional financial and operating data and other information as to the business and properties, both current and former, of

Company as Buyer may from time to time reasonably request. Buyer agrees to repair all damage, if any, caused by Buyer's entry onto the Land prior to Closing. Stockholders will cooperate, and will cause Company to cooperate, with Buyer, its representatives, engineers, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by any governmental agency. Buyer will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential in accordance with the provisions of Article 14 hereof.

    7.2 COMPANY ACTIVITIES PRIOR TO CLOSING. Between the date of this Agreement and the Closing Date, Stockholders will cause Company:

         (i) to carry on its business in substantially the same manner as it has heretofore and not to introduce any material new method of management, operation or accounting;

        (ii) to maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

       (iii) to perform its obligations under agreements relating to or affecting its assets, properties or rights, including payment of debts as they become due;

        (iv) to keep in full force and effect present insurance policies or other comparable insurance coverage with reputable insurers;

         (v) to use reasonable efforts to maintain and preserve its business organization intact, retain employees and maintain relationships with suppliers, customers, consultants, independent contractors and others having business relations with Company;

        (vi)  to maintain compliance with all Applicable Laws;

       (vii) to maintain and perform present debt and lease instruments in accordance with their terms and not enter into new or amended debt or lease instruments, without the prior written consent of Buyer;

      (viii) to pay and provide salaries and commissions for all officers, directors, employees and agents at levels no higher than those on Schedule 5.14;

        (ix) to provide the interim financial statements required by Section 5.6; and

         (x) to provide all reasonable assistance to Buyer to provide for an orderly transfer of operating control of Company to Buyer.

    7.3 PROHIBITED ACTIVITIES PRIOR TO CLOSING. Between the date of this Agreement and the Closing Date, Stockholders will cause Company not, without the prior written consent of Buyer:

         (i)  to amend the Articles of Incorporation or Bylaws of Company;

        (ii) to change the authorized capital of Company or the equity ownership of Company or grant any options, warrants, puts, calls, conversion rights or commitments relating to the equity interests of Company;

       (iii) to declare or pay any dividend of Company or directly or indirectly purchase, redeem or otherwise acquire or retire for value or issue any shares of stock of Company;

        (iv) to enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures in excess of an aggregate of $5,000;

         (v) to increase the compensation payable or to become payable to any officer, director, stockholder, employee, consultant or agent, or make any bonus or management fee payment to any such person;

        (vi) to create or assume any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired;

       (vii) to sell, assign, lease or otherwise transfer or dispose of any property or equipment;

      (viii) to negotiate to acquire any business or begin any new business or project;

        (ix) to merge or consolidate or agree to merge or consolidate with or into any other corporation;

         (x)  to waive any of its rights or claims;

        (xi) to breach or permit a breach of, amend or terminate, any material agreement, or any permit, license or other agreement or right to which Company is a party;

       (xii) to enter into any other transaction outside the ordinary course of its business or otherwise prohibited hereunder;

      (xiii) to make any oral or written public announcement concerning this transaction except as may be required by law, all of which announcements, if any, shall be forwarded to Buyer for review and comment at least seven days prior to dissemination; or

       (xiv) to allow any other action or omission, or series of actions or omissions, by Company or Stockholders that would cause a representation and warranty of Company and Stockholders made in Section 5.21 of this Agreement to be untrue on the Closing Date.

    7.4 POOLING OF INTERESTS; REORGANIZATION. During the period from the date of this Agreement through the Effective Date of the Merger, unless the other parties shall otherwise agree in writing, neither Stockholders nor Company shall intentionally (a) take or fail to take any action, which action or failure to act would jeopardize the treatment of Company's combination with Buyer as a "pooling-of-interest" for accounting purposes, or (b) take or fail to take any action, which action or failure to act would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

    7.5 CONTACT WITH GOVERNMENT OFFICIALS. Company and Stockholders shall each use their best efforts to cooperate with Buyer in making contact with the appropriate governmental agencies and officials having information about or jurisdiction over Company, the Stockholders or the Land, including, without limitation, environmental and land use agencies and officials in order to assist Buyer in completing its regulatory evaluation of Company and the Land.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY AND STOCKHOLDERS. The obligations of Stockholders and Company hereunder are subject to the completion, satisfaction, or at their option, waiver, on or prior to the Closing Date, of the following conditions.

    8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer and Parent contained in this Agreement shall be accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer or Parent on or before the Closing Date shall have been duly complied with and performed.

    8.2 CONSENTS. All necessary notices to, consents of and filings with any governmental authority or agency or other third party relating to the consummation of the Closing or the other transactions contemplated herein to be made or obtained by Buyer shall have been obtained and made.

    8.3 NO ADVERSE PROCEEDING. No action or proceeding before a court or any other governmental agency or body shall have been instituted or, to the best of Stockholders's knowledge, threatened to restrain or prohibit any of the transactions contemplated by this Agreement.

    8.4 NONCOMPETITION AGREEMENT. The Surviving Corporation shall have executed and delivered at the Closing the Noncompetition Agreement with Stockholders (the "Noncompetition Agreement"), in form and substance satisfactory to Buyer and Stockholders.

    8.5 TEXLINE NOTES. Buyer shall have paid the then outstanding principal balance (and accrued but unpaid interest) of the Texline promissory notes on the Closing Date.

    8.6 PARENT STOCK. On the Closing Date, Buyer shall deliver to Stockholders certificates for all of the Parent Stock, with all necessary and appropriate legends thereon, not subject to any preemptive rights, free and clear of all liens, claims and encumbrances, except for the restrictions set forth in this Agreement.

    8.7 ANCILLARY DOCUMENTS. On the Closing Date, Buyer shall have executed and delivered that certain Executive Employment Agreement with John E. Tuma, that certain Purchase of Membership Interests Agreement relating to Re-Claim Environmental Louisiana, L.L.C. and that certain Lease Agreement referenced therein.

    8.8  CERTAIN PERSONALTY.

         (a) TUMA EQUIPMENT. Notwithstanding other provisions hereof, the parties acknowledge that the personalty described in Schedule 8.8 hereto is owned by John E. Tuma, individually and used by the Company (some pursuant to leases and rental paid by Company to John E. Tuma). Buyer and Parent agree that all such personalty shall either be purchased by Company from Tuma at Closing, continue to be leased by Company (with Company assuming such lease and releasing Tuma from any liability or guaranty); all in accordance with Schedule 8.8 hereto.

         (b) INTER-COMPANY EQUIPMENT. Notwithstanding other provisions hereof, three items of equipment are owned by Company and used by Re-Claim Environmental Louisiana, L.L.C. ("RE-LA"), as described in Schedule 8.8. Buyer agrees to either (i) continue to let RE-LA use such equipment so long as RE-LA pays (or reimburses) Company for the applicable lease or note payments, or (ii) transfer the applicable leases and/or purchase notes to RE-LA with RE-LA assuming ownership (or lessee status).

    8.9 RULE 144. Parent shall use its best efforts to cause all filings required with the SEC to be made of Parent's current public information so that Stockholders shall have available Rule 144 for the resale of the Parent Stock as soon as practicable under Rule 144. As soon as resales are possible under Rule 144, at the written request of Stockholders proposing to sell securities in compliance with Rule 144, Company shall (i) forthwith furnish to Stockholders a written statement of compliance with the filing requirements of the SEC as set forth in Rule 144, as such rule may be amended form time to time, and (ii) timely file and make available to the public and Stockholders all such reports and other information as will enable Stockholders to make sales, subject to the express limitations of this Agreement, pursuant to Rule 144 beginning one year after the date of the acquisition of the Parent Stock.

9. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND PARENT. The obligations of Buyer and Parent hereunder are subject to the completion, satisfaction or, at their option, waiver, on or prior to the Closing Date, of the following conditions.

    9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Stockholders and Company contained in this Agreement shall be accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Buyer shall have received a certificate from Stockholders to that effect, or setting forth any discrepancies in such representations and warranties which have arisen since the date of this Agreement. The foregoing notwithstanding, Company and Stockholders agree that no limitation of any representation or warranty concerning the knowledge of Company or Stockholders or any qualification of such representations and warranties set forth in the certificate contemplated in the first sentence of this Section 9.1 shall restrict Buyer's right to terminate this Agreement if any representation or warranty of Stockholders or Company is inaccurate as of the Closing Date.

    9.2 COVENANTS. Each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Stockholders and Company on or before the Closing Date shall have been duly complied with and performed.

    9.3 NO ADVERSE PROCEEDING. No action or proceeding before a court or any other governmental agency or body shall have been instituted or, to the best of Buyer's knowledge, threatened to restrain or prohibit any of the transactions contemplated by this Agreement, and no governmental agency or body shall have taken any other action or made any request of Buyer as a result of which the management of Buyer deems it inadvisable to proceed with the transactions hereunder.

    9.4 GENERAL RELEASE. Stockholders shall have delivered to Buyer an instrument dated the Closing Date releasing Company, Parent, Buyer and the Surviving Corporation from any and all claims of Stockholders against Company, Parent, Buyer and the Surviving Corporation arising out of events which occurred prior to the Closing (but not including any claims pursuant to this Agreement).

    9.5 CONSENTS. All necessary notices to, consents of and filings with any governmental authority or agency or other third party relating to the consummation of the Closing or the other transactions contemplated herein to be made or obtained by Company or Stockholders shall have been obtained and made.

    9.6 RESIGNATIONS. Each officer and director of Company shall have delivered to Buyer their written resignation.

    9.7 GOOD STANDING CERTIFICATES. Stockholders shall have delivered to Buyer certificates, dated as of a date no earlier than 10 days prior to the Closing Date, duly issued by the appropriate governmental authority or authorities showing that Company is in good standing in its state of incorporation.

    9.8 UPDATED AGREEMENTS. Stockholders shall have delivered to Buyer a schedule (Schedule 9.8) dated the Closing Date, listing all material agreements entered into by Company since the date of Schedule 5.12, which new agreements must have been determined to be acceptable to Buyer in its sole discretion.

    9.9 NONCOMPETITION AGREEMENT. The Noncompetition Agreement shall have been executed and delivered by all parties thereto at the Closing.

    9.10 DELIVERY OF COMPANY STOCK. Stockholders shall have delivered to Buyer certificates representing all Company Stock, duly endorsed in blank by Stockholders or accompanied by stock powers duly executed in blank and with all necessary transfer tax and other revenue stamps affixed and cancelled at Stockholders's expense, none of which certificates shall bear any restrictive legend other than those related to compliance with the Act.

    9.11 ENVIRONMENTAL REVIEW. Buyer, through its authorized representatives, must have completed a review (including, without limitation, all testing, inspections and other procedures, review of existing files of, and discussions with, governmental agencies and officials having jurisdiction over Company) of the Land and the environmental and land use practices, procedures, operations and activities of Company; the results of which review, without limiting the generality of the foregoing, reflects compliance with all Applicable Laws governing the Land and the operations of Company, discloses no actual or probable violations, compliance problems, required capital expenditures or other substantive environmental, land use or real estate related concerns and are otherwise satisfactory in all respects to Buyer in its sole discretion.

    9.12 TRANSFERABILITY OF PERMITS. Buyer shall have determined, in its sole discretion, that prior to, or as a result of, this transaction, all of the permits required for the operation of the Business and the Facility have been transferred to the Surviving Corporation (as a matter of law or otherwise) or can be transferred to the Surviving Corporation without a public hearing before any governmental body and that all consents or other approvals necessary for the Surviving Corporation's continued use of such permits after the Merger have been obtained.

    9.13 GENERAL. All actions taken by Stockholders and Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

10. POST CLOSING COVENANTS.

    10.1 TAXES. (i) Stockholders irrevocably agree to indemnify the Surviving Corporation against, and to hold the Surviving Corporation harmless from:
              (a) any and all federal, state, local, and other taxes of Company arising from the audit, examination, review or other adjustment (all by a governmental entity or court) of tax liabilities for periods ending on or prior to the Closing Date;

              (b) any and all taxes, interest, penalties, additions to tax (or additional amounts imposed with respect to any such interest, penalties, or additions to tax) imposed with respect to any federal, state, local, or other taxes of Company for periods ending on or before the Closing Date; and

              (c) any and all federal, state, local, or other taxes of the Surviving Corporation arising as the result of any payment by the Stockholders to Buyer in fulfillment of his obligation pursuant to this
         Section 10.1(i).

        (ii) Parent and Buyer agree that they shall be responsible, at their sole expense, for the preparation of Company's federal, state, local and other income and franchise tax returns (and all taxes, penalties and interest shown to be due thereon) for the tax periods beginning January 1, 1997 and ending on the Closing Date. The Surviving Corporation agrees to cooperate with Stockholders in the preparation of such returns. Parent and Buyer further agree that they shall pay all taxes (including all penalties and interest, if any) due for such tax period; provided, however, that the amount of such taxes, penalties and interest shall be considered a current liability in calculating Actual Net Working Capital. Prior to filing the returns provided for in this paragraph, the Surviving Corporation agrees to allow Stockholders 20 business days to review such returns.

    10.2 POST CLOSING BALANCE SHEET. On the date which is 60 days after the Closing Date (the "Adjustment Date") the parties shall adjust the Purchase Price in accordance with Section 2.4 based on a balance sheet of Company for the period ending on the close of business on the Closing Date, prepared by the Surviving Corporation's regular independent accountant in accordance with GAAP and delivered to Parent and Stockholders, together with the supporting documentation for all current assets and liabilities used to prepare such balance sheet, at least seven days prior to the Adjustment Date. No accounts receivable shall be written off in whole or in part in connection with preparing such balance sheet. Any dispute between the parties as to this Section 10.2 shall be resolved in accordance with the procedure set forth in Section 2.4.

    10.3 CLOSING DATE ACTIONS. Buyer and Stockholders mutually agree that they shall not, and shall cause Company not to, engage in an transaction outside the normal course of business on the Closing Date.

    10.4  REGISTRATION OF PARENT STOCK.

    (a) Stockholder acknowledges that the Unregistered Parent Stock to be delivered to Stockholders pursuant to this Agreement will not be registered with the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), prior to delivery to Stockholders and as such will not be readily transferable.

    (b) On or prior to a date one-month after the first anniversary of the Closing Date (the "Registration Date"), Parent agrees to use its best efforts to file a registration statement with the SEC to register for sale the aggregate Parent Stock that remains unregistered on the Registration Date (the "Registration Stock") received by Stockholders (the "Registration Statement").

    (c) If the Registration Statement is not effective on or before the Registration Date, then Parent agrees to employ all reasonable means, using its best efforts, to make the Registration Statement effective as soon as practicable thereafter.

    (d) Parent agrees to use its best efforts to keep the Registration Statement continually effective for a period of forty-five (45) days after the date the Registration Statement is declared effective.

    (e) In connection with Parent's obligation to file the Registration Statement, Parent agrees to, as soon reasonably practicable, file any amendments to the Registration Statement that may be required and complete all required state securities or "blue sky" compliance procedures (the "State Securities Laws").

    (f) All expenses incident to Parent's performance of or compliance with this Agreement, including without limitation, all registration and filing fees, including fees with respect to filings required to be made with the National Association of Securities Dealers, Inc., fees and expenses of compliance with the State Securities Laws (including reasonable fees and disbursements of Parent's counsel in such jurisdiction as the Stockholders reasonably request), printing expenses, reasonable fees and expenses of Parent's independent public accountants will be borne by Parent. Parent will pay the expenses of any annual audit, the fees and expenses incurred in connection with the listing of the Parent Stock registered pursuant to the Registration Statement, and the fees and expenses of any person, including special experts, retained by the Parent.

    (g) In the event that Stockholders may sell an amount of Registration Stock equal to or greater than the amount to be registered hereunder, pursuant to Rule 144 under the Act on the Registration Date, then Parent shall be under no obligation to file the Registration Statement or any other registration statement and Stockholders' rights under this section shall terminate on the Registration Date.

    10.5 TRADE PAYABLES. The Surviving Corporation agrees to pay all of the trade payables of Company existing on the Closing Date within 30 days after Closing.

    10.6 RELEASE OF PERSONAL GUARANTIES. The Surviving Corporation agrees to use its reasonable efforts to have each of the Stockholders released from any personal guaranties and lease obligations entered into by such Stockholder in connection with a Company debt or lease that is not being paid off within 60 days after the Closing Date. Parent shall indemnify, defend and hold harmless Stockholders for any loss or other matter suffered as a result of such personal guaranties prior to release. If the Surviving Corporation cannot obtain a release with 60 days, the Surviving Corporation will pay off the underlying obligation in full.

    10.7 FURTHER ASSURANCE. From time to time on and after the Closing and without further consideration, the parties hereto shall each deliver or cause to be delivered to any other party at such times and places as shall be reasonably requested, such additional instruments as any of the others may reasonably request for the purpose of carrying out this Agreement and the transaction contemplated hereby. Stockholders, also without further consideration, agree to cooperate with the Surviving Corporation and to use his reasonable efforts to have the present officers and employees of Company cooperate on and after the Closing Date in furnishing to the Surviving Corporation information, evidence, testimony, and other assistance in connection with obtaining all necessary permits and approvals and in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date. Stockholders acknowledge and agree that, from and after the Closing, the Surviving Corporation shall be entitled to possession of all documents, books, records (including tax records), agreements and financial and operating data of any sort of Company; provided that all such material shall be made available to Stockholders for their preparation of tax returns, audits and other matters.

    10.8 ANNOUNCEMENT OF EARNINGS. Parent agrees to announce and complete publication and dissemination of consolidated financial results which include results of the combined operations of Parent and Company for at least 30 days as promptly as possible, but no later than they would be required to be law (__________).

    10.9 TRANSITION. Stockholders will not take any action that is designed or intended to have the effect of discouraging any customer or business associate of Company from maintaining the same business relationships with the Surviving Corporation after the Closing that it maintained with Company before the Closing. Stockholders will refer all customer inquiries relating to the Business to the Surviving Corporation from and after the Closing. Further, Stockholders agree that for a period of 90 days following the Closing Date, Stockholders will assist the Surviving Corporation, at the Surviving Corporation's request and expense, with the orderly transition of the operations of Company from Stockholders to the Surviving Corporation (including, without limitation, recommendations, advice and interaction with customers and potential customers of Company, and governmental agencies).

    10.10 SURVIVAL. The covenants in this Article 10 shall survive the Closing in accordance with Article 12 hereof.

    10.11 ENVIRONMENTAL REPORTS. Parent agrees to deliver full copies of the two environmental studies/reports obtained by Parent during the prior two weeks; one pertaining to the Land and one pertaining to the facility in Shreveport owned by Reyncor Industrial Alcohol, Inc.

11. POOLING ACCOUNTING.

    11.1 RESTRICTIONS ON RESALE; LEGENDS. Parent has informed Stockholders that it is a material factor to Parent in entering into this Agreement that the transactions contemplated by this

Agreement be treated as a "pooling-of-interests" for accounting purposes. Therefore, notwithstanding any other provision of this Agreement, prior to the publication and dissemination by Parent of consolidated financial results which include results of combined operations of Company and Parent for at least 30 days on a consolidated basis following the Closing Date, Stockholders shall not sell or otherwise transfer or dispose of, or in any other way reduce their risk relative to any shares of the Registered Parent Stock received by Stockholders (including, by way of example and not limitation, engaging in put, call, short-sale, straddle or similar market transactions). The SEC has issued Accounting Series Release Nos. 130 and 135, as amended (collectively, the "ASRs"), setting forth certain restrictions applicable to the availability of "pooling-of-interest" accounting treatment in transactions of the type contemplated by this Agreement. Stockholders, therefore, covenant and agree with Parent to hold their shares of Registered Parent Stock and to comply with the certificates evidencing the Registered Parent Stock to be received by Stockholders which will bear a legend substantially in the form set forth below and containing such other information as Parent may deem necessary or appropriate:

    THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, AND THE ISSUER SHALL NOT BE REQUIRED
    TO GIVE EFFECT TO ANY ATTEMPTED SALE, TRANSFER OR ASSIGNMENT PRIOR TO THE PUBLICATION AND DISSEMINATION OF FINANCIAL STATEMENTS BY THE ISSUER WHICH INCLUDE THE RESULTS OF AT LEAST THIRTY (30) DAYS OF COMBINED OPERATIONS OF THE ISSUER AND THE COMPANY ACQUIRED BY THE ISSUER FOR WHICH THESE SHARES ARE ISSUED. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER WITH THE TRANSFER AGENTS) WHEN THE REQUIREMENTS OF ACCOUNTING SERIES RELEASE NOS. 130 AND 135, AS AMENDED, OF THE SECURITIES AND EXCHANGE COMMISSION HAVE BEEN MET.

    11.2 INDEMNIFICATION. Stockholders covenant and agree that they will indemnify and hold harmless Parent from and after the Closing Date against any and all losses, damages, liabilities, claims, deficiencies, costs, expenses or expenditures (excluding any exemplary consequential and punitive damages) resulting from a breach by Stockholders of the restrictions set forth in Section

11.1, the ASRs or Stockholders' representations and warranties set forth in this Agreement which directly results in Parent not being able to account for the transactions contemplated herein as a "pooling-of-interest" reorganization or in the transactions not qualifying as a tax free reorganization.

12. INDEMNIFICATION.

    12.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; LIMITATION OF LIABILITY.

    (a) All of the representations, warranties and covenants of any party hereto contained in this Agreement and the liabilities and obligations of the parties with respect thereto shall survive the Closing for a period of one year from the Closing Date; provided, however, the representations set forth in Sections 5.6, 5.7 and 5.8 (concerning financial statements) shall survive until the date of the first report of the independent auditors with respect to the audited financial statements of Parent containing the combined operations of Parent and Company; and provided further that the specific representations contained in Section 5.2 (concerning stock ownership) shall survive until the expiration of the statute of limitations applicable to persons claiming stock ownership in Company and the specific representations contained in Section 6.2 shall survive until the expiration of the applicable statute of limitations (in each case, the "Expiration Date").

    (b) Notwithstanding any other provisions hereof, all obligations of Stockholders hereunder including the indemnification obligations set forth in this Agreement shall be several (and not joint and several) and shall apply only after the aggregate amount of all such obligations exceed $25,000, at which time the indemnification obligations shall be effective as to all amounts, including the initial $25,000. In addition, notwithstanding any other provision hereof, the aggregate liability of each Stockholder pursuant to this Agreement shall not exceed the total aggregate purchase price received by each such Stockholder.

    12.2 GENERAL INDEMNIFICATION BY STOCKHOLDERS. Stockholders agree that they will, severally, indemnify, defend (as to third party claims only), protect and hold harmless Buyer, the Surviving Corporation, Company and their respective officers, shareholders, directors, divisions, subdivisions, affiliates, subsidiaries, parent, agents, employees, successors and assigns at all times from and after the date of this Agreement until the Expiration Date from and against all liabilities claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including specifically, but without limitation, court costs, reasonable attorneys' fees and reasonable expenses, and reasonable expenses of investigation) ("Claims") whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at or after the date of this Agreement, incurred as a result of or incident to: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by Company or Stockholders (including, without limitation, those relating to the environmental condition of the Land and Company's environmental compliance), set forth herein or in the Schedules, Exhibits or certificates attached hereto or delivered pursuant hereto; (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Stockholders made in this Agreement; (c) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Company made in this Agreement and to be performed on or before the Closing Date; (d) the matters set forth in Section 11.1; (e) the existence of liabilities of Company in excess of the liabilities represented by Stockholders and Company consistent with Sections 2.4 and 10.2; and (f) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (a) through (e) of this Section 12.2 had been satisfied.

    12.3 SPECIFIC INDEMNIFICATION BY STOCKHOLDERS. Notwithstanding the above, Stockholders agree that they will, severally, indemnify, defend, protect and hold harmless Buyer, the Surviving Corporation, Company and their respective officers, shareholders, directors, divisions, subdivisions, affiliates, subsidiaries, agents, parent, employees, successors and assigns at all times from and after the date of this Agreement, against all Claims (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incident to any of the following:

         (a) a claim by a person of stock ownership in Company, which shall survive until the expiration of the status of limitations applicable to persons claiming stock ownership in such Company; and

         (b)  The litigation specified on Schedule 5.19.

    As to the matters set forth in (b) above, Company shall promptly pay the first $200,000 of any Claims and the Stockholders shall pay any excess. If the matters set forth in (b) above are finally resolved (either by settlement or judgment) and the aggregate amount of the Claims (as to the items in [b] above) is less than $200,000, then Company shall pay to Stockholders an amount equal to the difference between $200,000 and the aggregate amount of such Claims. All decisions as to handling of the matters described in (b) above (including settlement) shall be made by Stockholders having held (on the Closing Date) a majority of the Company stock.

    12.4 INDEMNIFICATION BY PARENT AND THE SURVIVING CORPORATION. Parent and the Surviving Corporation, jointly and severally, agree that they will indemnify, defend, protect and hold harmless Stockholders, their respective heirs, executors, assigns and personal representatives, at all times from and after the date of this Agreement from and against all liabilities, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, losses costs and expenses whatsoever (including specifically, but without limitation, court costs, reasonable attorneys' fees and expenses and reasonable expenses of investigation) whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent arising out of occurrences after the date hereof, incurred as a result of or incident to: (i) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties set forth herein, or in the Schedules or certificates attached hereto or delivered pursuant hereto by Parent or Buyer; (ii) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Buyer or Parent made in this Agreement; (iii) the operation of Company after the Closing Date (other than Stockholder indemnification matters set forth herein); and (iv) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (i) or (ii) of this Section 12.4 had been satisfied.

12.5  PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD PARTY CLAIMS.

    (a) If any third party shall notify a party to this Agreement (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other party to this Agreement (the "Indemnifying Party") or if any party who may make a claim for indemnification under this Agreement otherwise becomes aware of any matter that may give rise to such a claim or wishes to make such a claim (whether or not related to a Third Party

Claim), then the Indemnified Party shall promptly notify each Indemnifying party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

         (b) Any Indemnifying Party will have the right to defend the Indemnified Party against a Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within a reasonable time after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any adverse consequences (which will include, without limitation, all losses, claims, liens, and attorneys' fees and related expenses) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, to the extent covered by Sections 12.2, 12.3 or 12.4 hereof, as applicable, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves principally non-monetary damages and does not seek as a primary focus an injunction or temporary or permanent restraining order or involve the possibility of criminal penalties, (iv) settlement of, or adverse judgment with respect to the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

         (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 12.5(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld).

         (d) In the event or to the extent that any of the conditions set forth in Section 12.5(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and any matter it may deem appropriate in its sole discretion and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith (but will keep the Indemnifying Party reasonably informed regarding the progress and anticipated cost thereof), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including reasonable attorneys' fees and reasonable expenses) and
    (iii) the Indemnifying Party will remain responsible for any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article 12; and (iv) the Indemnifying Party shall be deemed to have waived any claim that its indemnification obligation should be reduced because of the manner in which the counsel for the Indemnified Party handled the Third Party Claim. The Indemnifying Party may retain separate co-counsel at its sole cost and participate in the defense of the Third Party Claim, but shall not be entitled to direct the course of such defense. In such instance, the Indemnified Party shall not agree to a settlement of the defense without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnifying Party refuses to consent to a settlement and the resulting judgment or later settlement exceeds the previously proposed settlement, then the Indemnifying Party will be responsible for the entire excess amount of the judgment or settlement without reference to any limitation on indemnity set forth in this Agreement.

13. TERMINATION OF AGREEMENT.

    13.1 TERMINATION BY BUYER. Buyer, by notice in the manner hereinafter provided on or before the Closing Date, may terminate this Agreement in the event of a breach by Stockholders or Company in the observance or in the due and timely performance of any of the agreements or conditions contained herein on their part to be performed, and such breach shall not have been cured on or before the Closing Date.

    13.2 TERMINATION BY STOCKHOLDERS. Stockholders may, by notice in the manner hereinafter provided on or before the Closing Date, terminate this Agreement in the event of a breach by Buyer in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein on their part to be performed, and such breach shall not have been cured on or before the Closing Date.

    13.3 TERMINATION. Either party may terminate this Agreement by written notice to the other if the Closing has not occurred by October 31, 1997.

14. NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

    14.1 NONDISCLOSURE BY STOCKHOLDERS. Stockholders recognize and acknowledge that they have in the past, currently has, and in the future may possibly have, access to certain confidential information of Company, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Company and its businesses. Stockholders agree that, except as may be required by Applicable Laws or other legal process, they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of Parent unless such information becomes known to the public generally through no fault of Stockholders. In the case of a disclosure required by Applicable Laws or other legal process, Stockholders shall make no disclosure without prior written notice to Parent. In the event of a breach or threatened breach by Stockholders of the provisions of this Section, Parent shall be entitled to an injunction restraining Stockholders from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Parent from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages. The provisions of this Section shall apply at all times prior to the Closing Date and for a period of one year following the

Closing.

    14.2 NONDISCLOSURE BY PARENT AND BUYER. Parent and Buyer recognize and acknowledge that they have in the past, currently have, and prior to the Closing Date, will have access to certain confidential information of Company and Stockholders, such as lists of customers, operational policies, financial information and pricing and cost policies that are valuable, special and unique assets of Company and its businesses. Parent and Buyer agree that, except as may be required by Applicable Laws or other legal process, they will not disclose such confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever (prior to the Closing Date as to Company information) without Stockholders's prior written consent. In the case of a disclosure required by Applicable Laws or other legal process, neither Parent nor Buyer shall make no disclosure without prior written notice to Stockholders. In the event of a breach or threatened breach by Parent or Buyer of the provisions of this Section, Stockholders shall be entitled to an injunction restraining Parent and Buyer from disclosing, in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting Stockholders from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages. The provisions of this Section shall apply at all times prior to the Closing Date and for a period of one year following the Closing or the termination of this Agreement without a Closing having occurred.

15. GENERAL.

    15.1 ASSIGNMENT; BINDING EFFECT; AMENDMENT. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law, by will, succession or probate) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of the corporate parties hereto, and the respective heirs and legal representatives of Stockholders. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all parties hereto. Parent hereby unconditionally guarantees all obligations of Buyer hereunder.

    15.2 ENTIRE AGREEMENT. This Agreement is the final, complete and exclusive statement and expression of the agreement among the parties hereto with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind.

    15.3 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

    15.4 NO BROKERS. Company and Stockholders represent and warrant to Buyer and Parent and Buyer and Parent represent to Stockholders and Company that the warranting party has had no dealings with any broker or agent so as to entitle such broker or agent to a commission or fee in connection with the within transaction; provided that Stockholders have agreed to and shall pay a commission to Russell Reichert. If for any reason a commission or fee shall become due, the party dealing with such agent or broker shall pay such commission or fee and agrees to indemnify and save harmless each of the other parties from all claims for such commission or fee and from all attorneys' fees, litigation costs and other expenses relating to such claim.

    15.5 EXPENSES OF TRANSACTION. Whether or not the transactions herein contemplated shall be consummated: (i) Buyer and Parent will pay the fees, expenses and disbursements of Buyer and Parent and its agents, representatives, accountants (including, without limitation, any cost of the audit of Company currently being performed by Arthur Andersen above $30,000.00) and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Buyer and Parent under this Agreement; and (ii) Company will pay the fees, expenses and disbursements of Stockholders and Company and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Stockholders and Company under this Agreement. All such fees, expenses and disbursements of Stockholders and Company shall be paid by Company prior to the Closing so as not to become an obligation of the Surviving Corporation or shall be included as a current liability for purposes of the calculation of Actual Net Working Capital set forth in
Section 2.4. Stockholders represents and warrants to Buyer that Stockholders has relied on his own advisors for all legal, accounting, tax or other advice whatsoever with respect to this Agreement and the transactions contemplated hereby.

    15.6 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.

         (a)  If to Buyer, addressed to it at:

              U S Liquids Inc.
              411 N. Sam Houston Parkway East
              Houston, TX 77060
              ATTN:  W. Gregory Orr

              with a copy to:

              U S Liquids Inc.
              411 N. Sam Houston Parkway East
              Houston, TX 77060
              ATTN:  David Turkal

              and a copy to:

              Elaine A. Chotlos, Esq.
              Baker & Hostetler LLP
              3200 National City Center
              1900 E. 9th Street
              Cleveland, OH 44114-3485

         (b)  If to Stockholders, addressed to them at:

              7026 Lawndale Avenue
              Houston, TX 77023


              with a copy to:

              P.O. Box 1050
              Corpus Christi, TX 78403

              and a copy to:

              Warren A. Hoffman, Esq.
              Dow, Cogburn & Friedman, P.C.
              9 Greenway Plaza
              Suite 2300
              Houston, TX 77046

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and three business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section.

    15.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

    15.8 APPOINTMENT OF AGENT. Stockholders agree to maintain an agent in the State of Texas to accept and acknowledge service of process. Each Stockholders initially hereby appoints John E. Tuma, 13511 Lindsay, Cypress, Texas 77429, and Kenneth B. Holmes, Jr., P.O. Box 1050, Corpus Christi, Texas 78403, jointly, as such agent and agree to notify the Surviving Corporation in the manner set forth in Section 15.6 of any change in agent. Each party agrees that service of process or notice in any such action, suit or proceeding shall be effective if in writing and delivered to the address provided in Section 15.6 for such party or to any other address provided to the surviving corporation in accordance with
Section 15.6 and as set forth in this Section.

    15.9 NO WAIVER. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

    15.10  TIME OF THE ESSENCE.  Time is of the essence of this Agreement.

    15.11 CAPTIONS. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

    15.12 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

    15.13 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means including, without limitation. The parties intend that representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact the party is in breach of the first representation, warranty or covenant.

    15.14 STANDSTILL AGREEMENT. Unless and until this Agreement is terminated pursuant to Article 13 hereof without the Closing having taken place, Stockholders will not directly or indirectly solicit offers for Company Stock or the assets of Company or a merger or consolidation involving Company from, or respond to inquiries from, share information with, negotiate with or in any way facilitate inquiries or offers from, third parties who express or who have heretofore expressed an interest in acquiring Company by merger, consolidation or other combination or acquiring any of Company's assets; nor will they permit Company to do any of the foregoing.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                  U.S. LIQUIDS/RECLAIM ACQUISITION
                                  CORPORATION


                                  By:  /s/ W. Gregory Orr
                                     -------------------------------
                                  Its: President
                                      ------------------------------

                                  U S LIQUIDS INC.


                                  By:  /s/ W. Gregory Orr
                                     -------------------------------
                                  Its: President
                                      ------------------------------


                                  RE-CLAIM ENVIRONMENTAL, INC.
                                  (EIN:  _____________)


                                  By:
                                     -------------------------------
                                  Its:  President


                                  /s/ John E. Tuma
                                  ----------------------------------
                                  John E. Tuma
                                  (SSN:  ###-##-####)


                                  /s/ Duane S. Herbst
                                  ----------------------------------
                                  Duane S. Herbst
                                  (SSN:  ###-##-####)

                                  /s/ A. Travis Campbell
                                  ----------------------------------
                                  A. Travis Campbell
                                  (SSN:  ###-##-####)


                                  /s/ Russell Reichert
                                  ----------------------------------
                                  Russell Reichert
                                  (SSN:  ###-##-####)


                                  /s/ Kenneth B. Holmes, Jr.
                                  ----------------------------------
                                  Kenneth B. Holmes, Jr.
                                  (SSN:  ###-##-####)


                                  /s/ R.L. Smothers
                                  ----------------------------------
                                  R.L. Smothers
                                  (SSN:  ###-##-####)

                                  RAINBOW INVESTMENTS COMPANY
                                  (EIN:  74-1935024)


                                  By:
                                     -------------------------------
                                  Its:
                                      ------------------------------

                                  LIST OF SCHEDULES


    Exhibit A           --   Legal Description of the Land

    Exhibit B           --   Estimated Working Capital

    Schedule 2.3        --   Assumed Debt

    Schedule 5.1(i)     --   Articles and Bylaws of Company

    Schedule 5.4        --   Predecessor Entities; Trade Names

    Schedule 5.6        --   Financial Statements

    Schedule 5.7        --   Non-Balance Sheet Liabilities

    Schedule 5.8        --   Accounts Receivable

    Schedule 5.9(i)     --   Proprietary Rights

    Schedule 5.10(i)    --   Real Property Disclosure

    Schedule 5.11(i)    --   Personal Property of Company

    Schedule 5.12       --   Contracts

    Schedule 5.13       --   Insurance Policies

    Schedule 5.14       --   Employees

    Schedule 5.15       --   Employee Plans

    Schedule 5.18       --   Tax Returns of Company

    Schedule 5.19       --   Litigation

    Schedule 5.22       --   Bank Accounts

    Schedule 5.23       --   Hazardous Materials; List of Disposal Sites

    Schedule 5.24       --   Storage Tanks

    Schedule 8.8        --   Tuma Lease Property

    Schedule 9.8        --   Updated Agreements

                                   ANNEX I


                          CERTIFICATE(S) OF MERGER

                                   ANNEX II

             TO THAT CERTAIN AGREEMENT AND PLAN OF REORGANIZATION
                                    Among
                 U.S. LIQUIDS/RECLAIM ACQUISITION CORPORATION
                               U S LIQUIDS INC.
                                     and
                         RE-CLAIM ENVIRONMENTAL, INC.
                                     and
              JOHN E. TUMA, DUANE S. HERBST, A. TRAVIS CAMPBELL,
                  RUSSELL REICHERT, KENNETH B. HOLMES, JR.,
                R.L. SMOTHERS, and RAINBOW INVESTMENTS COMPANY
                        DATED AS OF ___________, 1997.


                                                              ALLOCATION
                                SHARES OF COMPANY                  OF
SHAREHOLDERS                       STOCK OWNED               CONSIDERATION
------------                    -----------------            -------------
John E. Tuma                           325                        32.5

Duane S. Herbst                         15                         1.5

A. Travis Campbell                      25                         2.5

Russell Reichert                       200                        20.0

Kenneth B. Holmes, Jr.                 210                        21.0

R.L. Smothers                           15                         1.5

Rainbow Investments Company            210                        21.0